EXHIBIT 10.20

FORM OF VOTING AGREEMENT

TO: The Purchasers of Pacificnet, Inc. Debentures and Warrants

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of Pacificnet, Inc. (“PACT”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of PACT to approve the issuance, in the aggregate, of more than 19.999% of the number of shares of common stock of PACT outstanding on date of closing pursuant to that certain Securities Purchase Agreement, dated February __ 2006, among PACT and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq National Market (or any successor entity). This agreement is given in consideration of and as a condition to enter into such Securities Purchase Agreement and is not revocable by me.

By:	/s/
Name of Shareholder:
Percentage Beneficial Ownership: